Exhibit 99.1

2014 Executive Incentive Compensation Plan

On January 29, 2014, ValueClick, Inc.'s Compensation Committee approved the 2014 Executive Incentive Compensation Plan for the executive officers listed below. If certain revenue, earnings and management objectives are met for the full fiscal year 2014, the target incentive compensation under the 2014 Executive Incentive Compensation Plan will be as listed below. The 2014 Executive Incentive Compensation Plan provides for a maximum payment of up to 165% of the target amount if actual achievement exceeds goals by certain predefined amounts.

John Giuliani
President and Chief Executive Officer - $600,000

John Pitstick
Chief Financial Officer - $250,000

Scott P. Barlow
Vice President, General Counsel and Secretary - $250,000

Peter Wolfert
Chief Technology Officer - $250,000